Exhibit 3.1(dd)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

USN COMMUNICATIONS, INC.

(Duly Adopted Pursuant to Sections 242 and 245 of the

General Corporation Law of Delaware)

USN Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That USN Communications, Inc. was originally incorporated in the State of Delaware under the name United USN, Inc. on April 7, 1994.

SECOND: That the Board of Directors of USN COMMUNICATIONS, INC., by unanimous written consent, duly adopted a resolution setting forth a proposed amendment and restatement as follows:

RESOLVED: That the Certificate of Incorporation of this corporation be amended and restated as set forth in Exhibit A, which is attached hereto and made a part hereof.

THIRD: That thereafter, pursuant to a resolution of the Corporation’s Board of Directors, the matter was submitted to the stockholders for their written consent without meeting, and in accordance with Section 228 of the General Corporation Law of the State of Delaware, a majority of the outstanding Common Stock was voted in favor of the amendment and restatement, and notice of such vote has been given to the Stockholders who did not consent thereto in accordance with such Section 228.

FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIFTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Board of Directors has caused this Certificate to be signed by Gordon R. Caplan, its Vice President, and attested by Gordon R. Caplan, its Assistant Secretary, this 5th day of April, 2000.

USN COMMUNICATIONS, INC.

		By:	/s/Gordon R. Caplan
		Name:	Gordon R. Caplan
		Title:	Vice President

ATTEST:

/s/ Gordon R. Caplan
Name:	Gordon R. Caplan
Title:	Assistant Secretary

EXHIBIT A

ARTICLE I

NAME

The name of the corporation is Alexandra CTEL Holdings, Inc. (the “Corporation”).

ARTICLE II

ADDRESS

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE AND POWERS

The nature of the business or purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

The foregoing provisions of this Article Third shall be construed both as purposes and powers and each as an independent purpose and power, and shall not be held to limit or restrict in any manner the purposes and powers of the Corporation; provided, however, that the Corporation shall not conduct any business, promote any purpose, or exercise any power or privilege within or without the State of Delaware which, under the laws thereof, the Corporation may not lawfully conduct, promote, or exercise.

ARTICLE IV

CAPITAL STOCK

The authorized capital stock of the Corporation shall be as follows: Three Thousand (3,000) shares designated as common stock and having a par value of ONE CENT ($0.01) per share (“Common Stock”).

The holders of the Common Stock shall have the following rights and privileges:

a.             Voting Rights.  Each holder of record of Common Stock shall be entitled to one (1) vote for each share of stock held.

b.             Voting Requirements. Stockholder action on any matter whatsoever shall require the affirmative vote of at least a majority of the shares of the Common Stock of the Corporation issued and outstanding at the time of such vote, and for those matters for which the vote of a greater proportion of such shares may be specified by statute, the affirmative vote of the proportion of such shares so specified shall be required.

Notwithstanding any provision of this Article IV to the contrary, the Corporation shall not issue any capital stock without voting rights.

ARTICLE V

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of directors need be by written ballot.

ARTICLE VII

LIMITATION OF LIABILITY

7.1.  Personal Liability.  No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

7.2.          Actions, Suits and Proceedings other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or the person’s appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with EL proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

7.3.          Actions or Suits by or in the Right of the Corporation.  The Corporation shall indemnify any Indemnitee who was or is a patty or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person or on the person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

7.4.          Indemnification for Expenses of Successful Party.  Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 7.2 or 7.3, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

7.5.          Notification and Defense of Claim.  As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving the Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section. The Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with such claim, but the fees and expenses of such assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

7.6.          Advance of Expenses.  Subject to the provisions of Section 7.7, in the event that the Corporation does not assume the defense pursuant to Section 7,5 of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

7.7.          Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections 72, 7.3, 7,4 or 7.6 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 7.2, 7.3 or 7.4 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 7.2 or 73, as the case may be. Such determination shall be made in each instance by (i) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties of the action, suit or proceeding in question (“disinterested directors”), (ii) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (Ili) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv) independent legal counsel (who may be regular legal counsel to the Corporation), or (v) a court of competent jurisdiction.

7.8.          Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 7.7. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has not met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 7.7 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be Indemnified by the Corporation.

7.9           Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

7.10         Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

7.11                           Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

7.12                           Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

7.13                           Merger or Consolidation.  If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

7.14                           Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fee), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.15                           Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

7.16                           Subsequent Legislation.  If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

BYLAWS

The Board of Directors of the Corporation is authorized to adopt, amend, or repeal the Bylaws of the Corporation.

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALEXANDRA CTEL HOLDINGS, INC.

It is hereby certified that:

1.                                       The name of the corporation is Alexandra Ctel Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”).

2.                                       The Amended and Restated Certificate of Incorporation of the Corporation, which was originally filed with the Secretary of State of the State of Delaware on April 5, 2000, is hereby amended as follows.

Article IV of Exhibit A is hereby deleted in its entirety and replaced with:

“ARTICLE IV:  The authorized capital stock of the Corporation shall be as follows: Ten ‘Thousand (10,000) shares designated as common stock and having a par value of ONE CENT ($0.01) per share (“Common Stock”).

The holders of the Common Stock shall have the following rights and privileges:

(a)                                  Voting Rights. Each holder of record of Common Stock shall be entitled to one (1) vote for each share of stock held.

(b)                                 Voting Requirements. Stockholder action on any matter whatsoever shall require the affirmative vote of at least a majority of the shares of the Common Stock of the Corporation issued and outstanding at the time of such vote, and for those matters for which the vote of a greater proportion of such shares may be specified by statute, the affirmative vote of the proportion of such shares so specified shall be required.

Notwithstanding any provision of this Article IV to the contrary, the Corporation shall not issue any capital stock without voting rights.”

3.                                       The undersigned hereby certifies that this Certificate of Amendment of Certificate of Incorporation of the Corporation has been duly adopted and written consent has been given in accordance with Sections 228 and 242 of the GCL.

IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the statements made in this certificate are true under the penalties of perjury, this 29th day of March, 2001.

ALEXANDRA CTEL HOLDINGS, INC.

By:	/s/ Gordon Caplan
Gordon Caplan, Vice President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Alexandra Ctel Holdings, Inc.

Pursuant to

§ 242 of the Delaware General Corporation Law

Alexandra Ctel Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the sole director and the sole shareholder of the Corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), duly adopted resolutions setting forth the following amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable.

SECOND: That the Amendment was adopted by unanimous written consent of the sole director of the Corporation followed by the unanimous written consent of the sole holder of the outstanding shares of common stock entitled to vote thereon, all in accordance with Sections 242, 141(f), and 228 of the DGCL.

THIRD:  Accordingly, the Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the present Article 1 and substituting in lieu thereof the following:

“1. The name of the corporation is CTBB Holdings, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by James P. Prenetta, Jr., its Vice President and General Counsel, this 8th day of November, 2005.

Alexandra Ctel Holdings, Inc.

By:	/s/James P. Prenetta, Jr.
Name:	James P. Prenetta, Jr.
Title:	Vice President and General Counsel

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1.                                       The name of the corporation (hereinafter called the “Corporation”) is CTBB Holdings, Inc.

2.                                       The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3.                                       The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.                                       The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on this 11th day of November, 2005.

/s/ James P. Prenetta, Jr.
James P. Prenetta, Jr., Vice President, Secretary and General Counsel